Exhibit 99.2
TARGA VERSADO LP

Report of Independent Registered Public Accounting Firm
To the Stockholder and Board of Directors of Targa Resources, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in owners’ equity and of cash flows present fairly, in all material respects, the financial position of Targa Versado LP at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Targa Resources, Inc. Our responsibility is to express opinions on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Notes 5 and 7 to the financial statements, Targa Versado LP has engaged in significant transactions with its parent company, Targa Resources, Inc. and its subsidiaries, related parties.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 19, 2010

TARGA VERSADO LP
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$24.9	$26.2
Trade receivables	16.5	12.3
Receivables from affiliates	18.1	10.9
Assets from risk management activities allocated from Targa Resources, Inc.	4.7	12.6
Other current assets	—	0.7

Total current assets	64.2	62.7

Property, plant and equipment, at cost	440.9	431.7
Accumulated depreciation	(106.1)	(77.7)

Property, plant and equipment, net	334.8	354.0
Long-term assets from risk management activities allocated from Targa Resources, Inc.	3.1	12.6
Other long-term assets	1.1	1.2

Total assets	$403.2	$430.5

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$5.5	$4.1
Accrued liabilities	26.1	29.7
Liabilities from risk management activities allocated from Targa Resources, Inc.	7.1	—

Total current liabilities	38.7	33.8

Long-term debt payable to Targa Resources, Inc.	435.0	404.1
Long-term liabilities from risk management activities allocated from Targa Resources, Inc.	8.4	—
Other long-term liabilities	3.2	3.5

Commitments and contingencies (see Note 6)

Owners’ equity:
Parent deficit	(153.9)	(83.3)
Noncontrolling interest in Versado Gas Processors, L.L.C.	71.8	72.4

Total owners’ equity	(82.1)	(10.9)

Total liabilities and owners’ equity	$403.2	$430.5

See notes to consolidated financial statements

TARGA VERSADO LP
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
		(In millions)
Revenues from third parties	$119.4	$239.2	$203.4
Revenues from affiliates	159.0	326.2	291.4

Total operating revenues	278.4	565.4	494.8

Costs and expenses:
Product purchases	195.3	405.5	357.8
Operating expenses	29.3	42.0	37.7
Depreciation expenses	29.1	31.8	29.3
General and administrative and other operating expenses	8.6	8.0	4.0

Total costs and expenses	262.3	487.3	428.8

Income from operations	16.1	78.1	66.0
Other income (expense):
Interest expense from Targa Resources, Inc.	(30.9)	(30.9)	(30.9)
Gain (loss) on allocated commodity derivative contracts (see Note 8)	(15.7)	45.8	(42.2)

Net income (loss)	(30.5)	93.0	(7.1)
Less: Net income attributable to noncontrolling interest in Versado Gas Processors, L.L.C.	12.7	34.5	28.6

Net income (loss) attributable to Targa Resources Inc.	$(43.2)	$58.5	$(35.7)

See notes to consolidated financial statements

TARGA VERSADO LP
CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY

		Noncontrolling
		Interest in
	Parent	Versado Gas
	Investment	Processors,
	(Deficit)	L.L.C.	Total
		(In millions)
Balance, December 31, 2006	$(35.9)	$88.1	$52.2
Distributions	(32.4)	(29.4)	(61.8)
Net income (loss)	(35.7)	28.6	(7.1)

Balance, December 31, 2007	(104.0)	87.3	(16.7)
Distributions	(37.8)	(49.4)	(87.2)
Net income	58.5	34.5	93.0

Balance, December 31, 2008	(83.3)	72.4	(10.9)
Distributions	(27.4)	(13.3)	(40.7)
Net income (loss)	(43.2)	12.7	(30.5)

Balance, December 31, 2009	$(153.9)	$71.8	$(82.1)

See notes to consolidated financial statements

TARGA VERSADO LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
		(In millions)
Cash flows from operating activities:
Net income (loss)	$(30.5)	$93.0	$(7.1)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation expenses	29.1	31.8	29.3
Interest expense on affiliate indebtedness	30.9	30.9	30.9
Accretion of asset retirement obligations	0.2	0.2	0.1
Unrealized (gain) loss on allocated commodity derivative contracts	32.9	(64.5)	35.3
Gain on sale of assets	0.1	—	—
Change in operational assets and liabilities:
Accounts receivable and other current assets	(10.6)	31.6	(10.8)
Accounts payable and other accrued liabilities	(2.2)	(29.7)	15.1

Net cash provided by operating activities	49.9	93.3	92.8

Cash flows from investing activities:
Purchases of property, plant and equipment	(11.7)	(20.4)	(18.2)
Other	1.2	0.4	—

Net cash used in investing activities	(10.5)	(20.0)	(18.2)

Cash flows from financing activities:
Parent distributions	(27.4)	(37.8)	(32.4)
Distributions to noncontrolling interest in Versado Gas Processors, L.L.C.	(13.3)	(34.6)	(29.4)

Net cash used in financing activities	(40.7)	(72.4)	(61.8)

Net increase in cash and cash equivalents	(1.3)	0.9	12.8
Cash and cash equivalents, beginning of period	26.2	25.3	12.5

Cash and cash equivalents, end of period	$24.9	$26.2	$25.3

See notes to consolidated financial statements

TARGA VERSADO LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnotes are stated in millions of dollars.
Note 1—Organization and Operations
Organization
Targa Versado LP (“us”, “we” or the “Company”), is a Delaware limited partnership formed on November 28, 2005 to hold Targa Resources, Inc.’s (“Targa” or “parent”) 63% investment in Versado Gas Processors, L.L.C. (“Versado Gas Processors”). Targa Versado LP is owned 50% by its general partner, Targa Versado GP LLC, a Delaware limited liability company and 50% by its sole limited partner, Targa LP, Inc., a Delaware corporation. The general and limited partners are indirect wholly-owned subsidiaries of Targa.
Basis of Presentation
Targa acquired its interests in Versado Gas Processors on October 31, 2005 as part of its acquisition of substantially all of Dynegy Inc.’s midstream natural gas business (the “Dynegy acquisition”). Targa employs our officers and personnel and receives a management fee for serving as the operator of Versado Gas Processors.
We have prepared these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These consolidated financial statements include the accounts of Versado Gas Processors, which holds our operational assets, and Targa Versado LP, which includes certain transactions not chargeable to Versado Gas Processors. These transactions include the financial effects of pushdown accounting related to the Dynegy acquisition and Targa allocations of general and administrative expenses, interest expense and the financial effects of certain commodity derivative contracts. All significant intercompany balances and transactions have been eliminated. Transactions among us and other Targa operations have been identified in these consolidated financial statements as transactions among affiliates. See Note 7.
In preparing the accompanying consolidated financial statements, we have reviewed, as determined necessary, events that occurred after December 31, 2009, up until the issuance of the financial statements, which occurred on August 19, 2010. See Note 11.
Operations
We provide midstream energy services, including gathering, treating, and processing services, to producers of natural gas. Our operating assets are owned by Versado Gas Processors. Its gathering systems collect natural gas from designated points near producing wells and transport these volumes to its gas processing plants. Natural gas shipped to its plants is treated to remove contaminants and processed to yield residue natural gas and raw natural gas liquids (“NGLs”). Versado Gas Processors sells residue natural gas and NGLs directly to us and to its noncontrolling interest owner under terms provided for in the Operating Agreement. Condensate sales are made to third-party customers. We sell our portion of natural gas and NGLs purchased from Versado Gas Processors to other Targa affiliates.
Our operating assets consist of the Saunders, Eunice and Monument gas processing plants and related gathering systems located in Southeastern New Mexico and West Texas. The gathering systems consist of approximately 3,200 miles of natural gas gathering pipelines. The Saunders, Eunice and Monument refrigerated cryogenic processing plants have aggregate processing capacity of 280 MMcf per day (176 MMcf per day, net to our ownership interest).
Note 2—Significant Accounting Policies
Consolidation Policy. These consolidated financial statements include our accounts and those of our majority-owned subsidiary in which we have a controlling interest. Noncontrolling interest represents third party ownership in the net assets of our consolidated subsidiary, Versado Gas Processors. For financial reporting purposes, the assets and liabilities of Versado Gas Processors are consolidated in whole with the third party investors’ share of net assets reported as a component of owners’ equity. In the statements of operations, noncontrolling interest reflects the third party investor’s share of Versado Gas Processors’ earnings. Distributions to the noncontrolling interest are reported as adjustments to the noncontrolling interest owners’ equity. Distributions to noncontrolling interest for 2008 included a $14.8 million noncash distribution of property.
Allocation of costs. These statements include the direct costs of operations and employees dedicated to those operations, as well as an allocation of indirect and general and administrative costs. See Note 7.
Gas Processing Imbalances. Quantities of natural gas and/or NGLs over-delivered or under-delivered related to certain gas plant operational balancing agreements are recorded monthly as inventory or as a payable using weighted average prices as of the time the imbalance was created. Inventory imbalances receivable are valued at the lower of cost or market; inventory imbalances payable are valued at replacement cost. These imbalances are settled either by current cash-out settlements or by adjusting future receipts or deliveries of natural gas or NGLs.
Derivative Instruments. Targa has hedged a portion of our exposure (based on our proportional share of operating volumes) to fluctuations in commodity prices and the results of these hedging activities have been allocated to us by Targa. All of these derivatives are recorded on the balance sheets at fair value. As we are not a party to the hedge transaction, we do not apply hedge accounting; therefore, changes in the unrealized fair value are recognized currently in earnings as a component of other income and expense. The ultimate gain or loss on the derivative transaction upon settlement is also recognized as a component of other income and expense. See Note 8.
Property, Plant and Equipment. Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.
Expenditures for maintenance and repairs are expensed as incurred. Expenditures to refurbish assets that extend the useful lives or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. We capitalize certain costs directly related to the construction of assets including internal labor costs, interest, and engineering costs. Upon disposition or retirement of property, plant, and equipment, any gain or loss is charged to operations.
We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of the assets. Asset recoverability is measured by comparing the carrying value of the asset with the asset’s expected future undiscounted cash flows. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors. If the carrying amount exceeds the expected future undiscounted cash flows we recognize an impairment loss to write down the carrying amount of the asset to its fair value as determined by quoted market prices in active markets or present value techniques if quotes are unavailable. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of our property, plant and equipment and the recognition of an impairment loss in our combined statements of operations.
Asset retirement obligations (“AROs”). AROs are legal obligations associated with the retirement of tangible long-lived assets that result from the asset’s acquisition, construction, development and/or normal operation. An ARO is initially measured at its estimated fair value. Upon initial recognition of an ARO, we record an increase to the carrying amount of the related long-lived asset and an offsetting ARO liability. We depreciate the capitalized ARO using the straight-line method over the period during which the related long-lived asset is expected to provide benefits. After the initial period of ARO recognition, we revise the ARO to reflect the passage of time or revisions to the amounts of estimated cash flows or their timing.
Changes due to the passage of time increase the carrying amount of the liability because there are fewer periods remaining from the initial measurement date until the settlement date; therefore, the present values of the discounted future settlement amount increases. We record these changes as a period cost called accretion expense. Changes resulting from revisions to the timing or the amount of estimated future asset retirement costs increase or decrease the carrying amounts of the ARO asset and liability. Upon settlement, we will recognize a gain or loss to the extent that the settlement cost differs from the recorded ARO amount.
Revenue Recognition. Our primary types of sales and service activities reported as operating revenues include:
•	sales of natural gas, NGLs and condensate;

•	natural gas processing, from which we generate revenues through the compression, gathering, treating, and processing of natural gas;
We recognize revenue when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, if applicable, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectability is reasonably assured.
For processing services, we receive either fees or a percentage of commodities as payment for these services, depending on the type of contract. Under percent-of-proceeds contracts, we are paid for our services by keeping a percentage of the NGLs extracted and the residue gas resulting from processing natural gas. In percent-of-proceeds arrangements, we remit either a percentage of the proceeds received from the sales of residue gas and NGLs or a percentage of the residue gas or NGLs at the tailgate of the plant to the producer. Under the terms of percent-of-proceeds and similar contracts, we may purchase the producer’s share of the processed commodities for resale or deliver the commodities to the producer at the tailgate of the plant. Percent-of-value and percent-of-liquids contracts are variations on this arrangement. Under keep-whole contracts, we keep the NGLs extracted and return the processed natural gas or value of the natural gas to the producer. Natural gas or NGLs that we receive for services or purchase for resale are in turn sold and recognized in accordance with the criteria outlined above. Under fee based contracts, we receive a fee based on throughput volumes. Most of our contracts are percent-of-proceeds arrangements.
We report revenues gross in the statements of operations. Except for fee-based contracts, we act as the principal in the transactions where we receive commodities, take title to the natural gas and NGLs, and incur the risks and rewards of ownership.
Environmental Liabilities. Liabilities for loss contingencies, including environmental remediation costs arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. See Note 6.
Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) estimating unbilled revenues and operating and general and administrative costs, (2) developing fair value assumptions, including estimates of future cash flows and discount rates, (3) analyzing long-lived assets for possible impairment, (4) estimating the useful lives of assets and (5) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results could differ materially from estimated amounts.
Accounting Pronouncements Recently Adopted
Financial Accounting Standards Board (“FASB”) Codification
In June 2009, FASB issued the FASB Accounting Standards Codification (the “Codification” or “ASC”) as the source of authoritative GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. As of the effective date, the Codification supersedes all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification has become non-authoritative.
Following the Codification, FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). FASB will not consider ASUs as authoritative in their own right. They will serve only to update the Codification, provide background information about the guidance, and provide the basis for conclusions on changes in the Codification.
Fair Value Measurements
In September 2006, FASB issued guidance regarding fair value measurement that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies to previous accounting guidance that requires or permits fair value measurements, and accordingly, does not require any new fair value measurements. The guidance was initially effective as of January 1, 2008, but in February 2008, FASB delayed the effective date for applying the guidance to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, until periods beginning after November 15, 2008. We adopted the guidance as of January 1, 2008 with respect to financial assets and liabilities within its scope and the impact was not material to our financial statements. As of January 1, 2009, nonfinancial assets and nonfinancial liabilities were also required to be measured at fair value. The adoption of these additional provisions did not have a material impact on our financial statements. See Note 9.
In April 2009, FASB issued guidance for determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. We adopted the guidance as of June 30, 2009. There have been no material financial statement implications relating to our adoption.
In January 2010, FASB issued guidance that requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements should be presented separately. This guidance is effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Comparative disclosures are not required in the first year the disclosures are required. Our adoption did not have a material impact on our consolidated financial statements.
Other
In December 2007, FASB issued guidance that requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated statement of financial position, to clearly identify consolidated net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income, and to provide sufficient disclosure that clearly identifies and distinguishes between the interest of the parent and the interests of noncontrolling owners. It also establishes accounting and reporting standards for changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. We adopted these amended provisions effective January 1, 2009, which required retrospective reclassification of our consolidated financial statements for all periods presented in this filing. As a result of adoption, we have reclassified our noncontrolling interest (formerly minority interest) on our consolidated balance sheets, from a component of liabilities to a component of equity and have also reclassified net income attributable to noncontrolling interest on our consolidated statements of operations, to below net income for all periods presented. Furthermore, we have displayed the portion of other comprehensive income that is attributable to the noncontrolling interest within our consolidated statements of comprehensive income.
In May 2009, FASB issued guidance that establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It is effective for interim and annual periods ended after June 15, 2009 and should be applied prospectively. Our adoption did not have a material impact on our financial statements.
In June 2009, the SEC Staff issued guidance that amends or rescinds portions of the SEC staff’s interpretive guidance included in the Staff Accounting Bulletin Series in order to make the relevant interpretive guidance consistent with the ASC. Our adoption did not have a material impact on our consolidated financial statements.
Note 3—Property, Plant and Equipment
Property, plant and equipment, at cost, and the related estimated useful lives of the assets were as follows as of the dates indicated:

	December 31,		Estimated useful lives
	2009	2008	(In years)
Natural gas gathering systems	$94.7	$88.7	5 to 20
Processing facilities	334.6	333.0	5 to 20
Other property, plant and equipment	5.6	5.9	3 to 25
Land	0.4	0.4	—
Construction in progress	5.6	3.7	—

Property, plant and equipment, at cost	$440.9	$431.7

Note 4—Asset Retirement Obligations
Our asset retirement obligations are included in our consolidated balance sheets as a component of other long-term liabilities. The changes in our asset retirement obligations are as follows:

	Year Ended December 31,
	2009	2008	2007
Beginning of period	$2.0	$1.7	$1.6
Change in cash flow estimate	(0.3)	0.1	—
Accretion expense	0.2	0.2	0.1

End of period	$1.9	$2.0	$1.7

Note 5—Debt Obligations
Our debt obligations consisted of the following as of the dates indicated:

	December 31,
	2009	2008
Note payable to Targa, 10% fixed rate, due December 2011 (including accrued interest of $126.2 million and $95.2 million)	$435.0	$404.1

On January 1, 2007, Targa contributed to us affiliated indebtedness applicable to our business. We include the financial effects of this affiliated indebtedness in our consolidated financial statements. The following table summarizes the financial effects of this affiliated indebtedness:

Original Principal December 31, 2005	$308.9
Interest accrued during 2005 and 2006	33.4

Parent debt contributed January 1, 2007	342.3
Interest accrued prior to Targa conveyance:
For the year ended December 31, 2007	30.9
For the year ended December 31, 2008	30.9
For the year ended December 31, 2009	30.9

92.7

Outstanding affiliate debt at December 31, 2009	$435.0

The carrying value of this note payable to Targa approximates its fair value as of December 31, 2009 as it will settle at its stated amount when the affected assets are acquired.
The stated 10% interest rate in the formal debt agreement is not indicative of prevailing external rates of interest including that incurred under Targa’s credit facility which is secured by substantially all of our assets. Using the weighted average incurred under Targa’s outstanding borrowings, pro forma affiliated interest expense would have been reduced by $15.8 million, $8.3 million and $5.2 million for 2009, 2008 and 2007. The pro forma interest expense adjustment for our affiliated debt has been calculated by applying the weighted average rates of 4.9%, 7.3% and 8.3% that Targa incurred under its outstanding borrowings for the periods indicated.
Note 6—Commitments and Contingencies
Surface and underground access for gathering, processing, and distribution assets that are located on property not owned by us is obtained through site leases and right-of-way agreements, which require annual rental payments and expire at various dates through 2099. Future non-cancelable commitments related to these obligations are less than $0.1 million per year and less than $0.8 million in aggregate. Total expenses related to land site lease and right-of-way agreements were $1.0 million, $1.5 million and $1.5 million in 2009, 2008 and 2007.
Environmental
For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success.
In May 2007, the New Mexico Environment Department (“NMED”) alleged air emissions violations at the Eunice, Monument and Saunders gas processing plants, which were identified in the course of an inspection of the Eunice plant conducted by the NMED in August 2005. In January 2010, we settled the alleged violations with NMED for a penalty of approximately $1.5 million, which is accrued for as of December 31, 2009. As part of the settlement, we agreed to install two acid gas injection wells, additional emission control equipment and monitoring equipment, the cost of which we estimate to be approximately $33.4 million.
Legal Proceeding
During 2009, we received a favorable court ruling related to a legal dispute for which we had previously accrued $3.1 million and as a result, we reversed the previously accrued amount through operating expenses.

Note 7—Related Party Transactions
Sales to and purchases from affiliates. We routinely conduct business with other subsidiaries of Targa. We sell natural gas and NGLS at prices tied to specific market indexes. The related transactions result primarily from purchases and sales of natural gas and natural gas liquids.
Natural Gas Sale Agreements. We have various natural gas sale agreements with Targa at prices based on our sales price for such natural gas, less our costs and expenses associated therewith. These agreements have an initial term of 15 years and automatically extend for a term of five years, unless the agreements are otherwise terminated by either party. Furthermore, either party may elect to terminate the agreements if either party ceases to be an affiliate of Targa.
Allocation of costs. Employees supporting our operations are employees of Targa. Our financial statements include salaries of directly dedicated operations personnel and related costs. Targa also charges Targa Versado LP for the costs of providing centralized general and administrative services. Versado Gas Processors pays a management fee to Targa Versado LP for operating the plants. Costs allocated to us by Targa were based on identification of our resources which directly benefit us and our proportionate share of costs based on our estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had operated as a stand-alone entity.
The following table summarizes the sales to affiliates of Targa, payments made or received by them on our behalf, and allocations of costs from Targa which are settled through an adjustment to parent investment.

	Year Ended December 31,
	2009	2008	2007
Cash
Sales to affiliates	$159.0	$326.2	$291.4
Payroll and related costs included in operating expenses	7.5	7.3	8.1
Allocation of general and administrative expenses	8.2	7.2	4.0
Distributions to Targa, net	27.4	37.8	32.4
Noncash
Affiliate interest expense accrued	30.9	30.9	30.9
Note 8—Derivative Instruments and Hedging Activities
In an effort to reduce the variability of our portion of cash flows, Targa has hedged the commodity price associated with a significant portion of our proportion of the expected natural gas, NGL and condensate equity volumes for the years 2010 through 2013 by entering into derivative financial instruments including swaps and purchased put (floors) from Versado Gas Processors.
These allocated hedges have been tailored to generally match the NGL product composition and the NGLs and natural gas delivery points to those of our portion of the physical equity volumes. The allocated NGL hedges cover baskets of ethane, propane, normal butane, isobutane and natural gasoline based upon our expected equity NGL composition. Targa believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, the allocated NGL hedges are based on published index prices for delivery at Mont Belvieu and our natural gas hedges are based on published index prices for delivery at Permian Basin and Waha, which closely approximate our actual NGL and natural gas delivery points. Targa hedged a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude. At December 31, 2009, the notional volumes of commodity hedges allocated to Versado were:

Commodity	Instrument	Unit	2010	2011	2012	2013
Natural Gas	Swaps	MMBtu/d	12,672	9,570	6,270	2,640
NGL	Swaps	Bbl/d	1,877	1,176	700	—
NGL	Floors	Bbl/d	—	30	35	—
Condensate	Swaps	Bbl/d	161	184	92	92
The allocated derivative contracts are carried at their fair value on our balance sheet. The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets.
The following table presents the estimated fair values of the derivative assets and liabilities allocated to us as of December 31, 2009 and 2008:

	Asset Derivatives			Liability Derivatives
	Balance	Fair Value as of		Balance	Fair Value as of
	Sheet	December 31,		Sheet	December 31,
	Location	2009	2008	Location	2009	2008
Commodity contracts	Current assets	$4.7	$12.6	Current liabilities	$7.1	$—
	Long-term assets	3.1	12.6	Long-term liabilities	8.4	—

Total commodity derivatives		$7.8	$25.2		$15.5	$—

Targa entered into these transactions on our behalf, but Targa was the legal party to the transactions; therefore, we do not apply cash flow hedge accounting to our current derivative contracts. We recognize all realized and unrealized changes in fair value in earnings. Cash settlements of our derivative contracts are included in cash flows from operating activities in our statements of cash flows.
The following table summarizes the realized and unrealized gains and losses from cash settlements and changes in fair value of our derivative contracts as presented in our accompanying financial statements:

		Amount of Gain (Loss)
		Recognized In
	Location of Gain (Loss)	Income on Derivatives
Commodity	Recognized in Income	Year Ended December 31,
Derivative Instruments	on Derivatives	2009	2008	2007
Unrealized gain (loss) on commodity contracts	Other income (expense)	$(32.9)	$64.5	$(35.3)
Realized gain (loss) on commodity contracts	Other income (expense)	17.2	(18.7)	(6.9)

Total commodity derivatives		$(15.7)	$45.8	$(42.2)

See Note 9 and Note 10 for additional disclosures related to derivative instruments.
Note 9—Fair Value Measurements
We categorize the inputs to the fair value of our financial assets and liabilities using a three-tier fair value hierarchy that prioritizes the significant inputs used in measuring fair value:
•	Level 1 – observable inputs such as quoted prices in active markets;

•	Level 2 – inputs other than quoted prices in active markets that are either directly or indirectly observable; and
•	Level 3 – unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The derivative instruments allocated to us consist of financially settled commodity swap and option contracts and fixed price commodity contracts with certain customers. We determine the value of these derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are readily available in public markets. We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivative contracts we hold.
The following tables present the fair value of our allocated derivative contracts according to the fair value hierarchy. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

As of December 31, 2009	Total	Level 1	Level 2	Level 3
Assets from allocated commodity derivative contracts	$7.8	$—	$7.8	$—

Liabilities from allocated commodity derivative contracts	$15.5	$—	$13.5	$2.0

As of December 31, 2008	Total	Level 1	Level 2	Level 3
Assets from allocatedcommodity derivative contracts	$25.2	$—	$11.3	$13.9

The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

Commodity
Derivative
Contracts
Balance, December 31, 2007	$(29.6)
Unrealized gains (losses) included in earnings	58.5
Settlements	(15.0)

Balance, December 31, 2008	13.9
Unrealized gains (losses) included in earnings	(7.8)
Settlements	0.5
Transfers out of Level 3 (1)	(8.6)

Balance, December 31, 2009	$(2.0)

(1)	During 2009, we reclassified certain of our NGL derivative contracts from Level 3 (unobservable inputs in which little or no market data exists) to Level 2 as we were able to obtain directly observable inputs other than quoted prices in active markets.
Note 10—Significant Risks and Uncertainties
Nature of Operations in Midstream Energy Industry
We operate in the midstream energy industry. Our business activities include gathering, transporting, processing, fractionating and storage of natural gas, NGLs and crude oil. Our results of operations, cash flows and financial condition may be affected by (i) changes in the commodity prices of these hydrocarbon products and (ii) changes in the relative price levels among these hydrocarbon products. In general, the prices of natural gas, NGLs, condensate and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of natural gas, NGLs and condensate transported, gathered or processed at our facilities. A material decrease in natural gas or condensate production or condensate refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and condensate handled by our facilities.
A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made with NGL products, (iii) increased competition from petroleum-based products due to the pricing differences, (iv) adverse weather conditions, (v) government regulations affecting commodity prices and production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could also adversely affect our results of operations, cash flows and financial position.
Commodity Price Risk. A majority of the revenues from our natural gas gathering and processing business are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. Targa monitors these risks and enters into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on our business.
In an effort to reduce the variability of our cash flows Targa has hedged the commodity price associated with a significant portion of our proportion of the expected natural gas, NGL and condensate equity volumes for the years 2010 through 2013 from Versado Gas Processors by entering into derivative financial instruments on our behalf including swaps and purchased puts (or floors). The percentages of our expected equity volumes that are hedged decrease over time. With swaps, we typically receive an agreed upon fixed price for a specified notional quantity of natural gas or NGL and we pay the hedge counterparty a floating price for that same quantity based upon published index prices. Since we receive from our customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than our actual equity volumes, Targa typically limits the use of swaps to hedge the prices of less than our expected natural gas and NGL equity volumes. Targa utilizes purchased puts (or floors) to hedge additional expected equity commodity volumes without creating volumetric risk. These commodity hedges may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.
Counterparty Risk – Credit and Concentration
Derivative Counterparty Risk. Where we are exposed to credit risk in our financial instrument transactions, Targa’s management analyzes the counterparty’s financial condition prior to entering into an agreement, establishes credit and/or margin limits and monitors the appropriateness of these limits on an ongoing basis. Generally, management does not require collateral and does not anticipate nonperformance by our counterparties.
We have master netting agreements with most of our hedge counterparties. These netting agreements allow us to net settle asset and liability positions with the same counterparties. As of December 31, 2009, we had $15.5 million in liabilities to offset the default risk of counterparties with which we also had asset positions of $7.8 million as of that date.
Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to us at the reporting date. At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss and our cash receipts could be negatively impacted.
As of December 31, 2009, affiliates of Barclays and BP accounted for 95% and 5% of our counterparty credit exposure related to commodity derivative instruments. Barclays is a major financial institution and BP is a major corporation; each possesses an investment grade credit rating based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services.
Customer Credit Risk. We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and terms, letters of credit, and rights of offset. We also use prepayments and guarantees to limit credit risk to ensure that our established credit criteria are met.
Significant Commercial Relationships. We are exposed to concentration risk when a significant customer or supplier accounts for a significant portion of our business activity. We did not have a material change in the make-up of our customers or suppliers during 2009.
Our natural gas and NGLs sales are principally with other Targa affiliates. See Note 7. For the years ended December 31, 2009, 2008 and 2007, Versado Gas Processors had sales of $96.8 million, $222.0 million and $172.1 million to its noncontrolling interest partner. During those three years, there were no other non-affiliated counterparties that represented more than 10% of our revenues.
Casualty or Other Risks
Targa maintains coverage in various insurance programs on our behalf, which provides us with property damage, business interruption and other coverages which are customary for the nature and scope of our operations. A portion of the insurance costs described above is allocated to us by Targa.
Note 11—Subsequent Event
On August 9, 2010, Targa Resources Partners LP entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Targa, under which Targa has agreed to sell, assign, transfer and convey to Targa Resources Partners LP its 63% interest in Versado Gas Processors for aggregate consideration of $230 million, subject to certain adjustments.
The closing of this Purchase Agreement is subject to the satisfaction of conditions of the Purchase Agreement; we anticipate the closing of this transaction will occur in the third quarter of 2010.